Exhibit 10.4

Dated the [•] day of [•], 200[•]

GUSHAN ENVIRONMENTAL ENERGY LIMITED

AND

[•]

SERVICE AGREEMENT

Sidley Austin

Level 39, Two International Finance Centre,

8 Finance Street, Central

Hong Kong

Tel: (852) 2509 7888

Fax: (852) 2509 3110

Website: www.sidley.com

THIS AGREEMENT is made on the [•] day of [•], 2007

BETWEEN:

1.	GUSHAN ENVIRONMENTAL ENERGY LIMITED, a company incorporated with limited liability in the Cayman Islands of c/o Carling Technology Limited, Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Hong Kong (the “Company”); and

2.	[Employee’s name] (the “Executive”).

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Appointment”	means the appointment of the Executive as the full time [title] of the Group as effected by Clause 2;

“Board”	means the board of directors for the time being of the Company;

“Business”	means all the business and affairs carried on from time to time by the Company and/or any member of the Group;

“Business Days”	means a day (excluding Saturdays and Sundays) on which banks in Hong Kong are generally open for business;

“Commencement Date”	has the meaning given to it under Clause 3;

“Group”	means the Company and its subsidiaries from time to time and “member of the Group” shall be construed accordingly;

“HK$”	means Hong Kong dollars;

“Listing Rules”	means all rules, regulations, guidelines or codes of practice of the New York Stock Exchange or the NASDAQ Stock Market, as applicable;

“month”	means calendar month;

“MPF Scheme”	means an approved mandatory provident fund scheme in accordance with the Mandatory Provident Fund Ordinance (Chapter 485 of the Laws of Hong Kong);

“Stock Exchange”	means the New York Stock Exchange or the NASDAQ Stock Market, as applicable; and

“US$”	means United States dollar, the lawful currency of the United States.

1.2	References herein to Clauses are to clauses in this Agreement and references to sub-clauses are to sub-clauses of the Clauses in which they respectively appear.

1.3	Headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4	Unless the context requires otherwise, words importing the singular only shall include the plural and vice versa and words importing natural persons shall include corporations and unincorporated associations and words importing the masculine gender only shall include the feminine gender and the neuter gender and vice versa.

2.	APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as the [title] of the Group upon the terms and conditions hereinafter appearing.

3.	DURATION

Subject to the provisions for termination set out in Clause 9, the Appointment shall be deemed to have commenced for a term of [•] years commencing [date] (the “Commencement Date”), and shall continue thereafter, unless and until terminated by either the Company or the Executive as hereinafter provided.

4.	EXECUTIVE’S DUTIES

4.1	The Executive shall, during the continuance of his employment hereunder:

(a)	serve the Company as the [title] of the Group primarily responsible for [description of responsibilities];

(b)	comply with and conform to any lawful instructions or directions from time to time given or made by the Board and faithfully and diligently serve the Group and use his best endeavours to discharge his duties hereunder;

(c)	devote himself exclusively and diligently to the business and interests of the Group and personally attend thereto at all times during usual business hours and during such other times as the Company may reasonably require for the proper performance of the Executive’s duties under this Agreement (without further remuneration unless otherwise agreed) provided that the same are consistent with the Executive’s office; and

(d)	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the affairs of the Company or the Group and provide such explanations as the Board may reasonably require in connection therewith.

4.2	The normal working hours of the Executive are 9:30 am to 6:00 pm (less one hour for lunch), Monday through Friday.

4.3	The Executive’s place of employment shall be the office of the Group located in Hong Kong and the Executive shall not without his consent be required (other than for the purpose of business trips of a temporary duration) to perform his duties under this Agreement at any other offices or location.

5.	REMUNERATION

5.1	The remuneration of the Executive shall be a fixed salary at the rate of HK$[•] per annum payable in twelve equal monthly installments of HK$[•] in arrears on the last business day of each calendar month. The salary stipulated in this Clause 5 shall be reviewed by the Board at each financial year end of the Company.

5.2	[Reserved].

6.	OTHER BENEFITS

6.1	The Company shall reimburse in full to the Executive all reasonable expenses (including expenses of entertainment, hotel and traveling) for the performance of such duties or otherwise in connection with the business of the Group, and the Executive shall, if so required, provide the Company with receipts or other evidence to the payment of such expenses.

6.2	The Company shall invite the Executive to participate, and the Executive shall be entitled to enroll, in the Group’s MPF Scheme during the continuance of his employment, subject to the rules and regulations of the MPF Scheme.

7.	DEDUCTIONS

The Company shall be entitled at any time to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including, but not limited to, the cost of repairing any damage to or loss of the Company’s property caused by him (and of recovering the same) and any other monies owed by him to the Company provided that any such deduction made shall be in compliance with the provisions of the Employment Ordinance (Cap. 57 of the Laws of Hong Kong) in force from time to time.

8.	LEAVE

The Executive shall be entitled in respect of each year of service with the Company to [21] working days’ leave (in addition to public holidays) with full pay, which leave shall be taken at such time or times as may be approved by the Board or such person delegated by it for this purpose having regard to the exigencies of the Group’s business provided that:

(a)	if the employment of the Executive hereunder is to cease on the completion of any year of service, the Executive shall be entitled to take his said leave immediately prior to the end of such year of service notwithstanding that at that time such year of service shall not have been completed;

(b)	if the employment of the Executive hereunder is to cease (for any reason other than termination pursuant to Clause 9.3) during any year of service, the Executive shall be entitled to days of leave proportionate to the part of the year during which he has been employed by the Company and, to the extent that any part of such leave shall not have been taken by the Executive the same shall be taken immediately prior to the termination of his employment; and

(c)	if for any reason the Executive shall not have taken his full entitlement of leave in any one year he shall not have any claim against the Company in respect thereof nor shall he be entitled to additional leave in any year in respect of leave not taken in previous years.

9.	TERMINATION

9.1	Either party may terminate this Agreement without cause by giving to the other party at least 3 months’ notice in writing or such payment in lieu of notice.

9.2	If the Executive is at any time incapacitated by illness, injury or accident from performing his duties hereunder and (if so required) furnishes the Board with evidence satisfactory to it of such incapacity and the cause thereof he shall be entitled to receive his full salary for the first six (6) months or any shorter period during which such incapacity continues and if he continues to be so incapacitated for more than six (6) consecutive months or if he is so incapacitated at different times for more than six (6) months in any one period of fifty-two (52) consecutive weeks then and in either of such cases his employment may be terminated by the Company by two (2) months’ notice in writing.

9.3	The Company may terminate the Executive’s employment hereunder forthwith without any notice or payment in lieu of notice and upon such termination the Executive shall not be entitled to any bonus or any payment whatsoever (other than salary actually accrued due and payable) for or in respect of the current year of service or to claim any compensation or damages for and in respect of or by reason of such termination, if the Executive shall at any time:

(a)	commit any serious or persistent breach of any of the provisions herein contained (and to the extent that such breach is capable of remedy shall fail to remedy such breach within fourteen (14) days after written notice given by the Board), including without limitation Clause 10.9;

(b)	be guilty of any act of dishonesty, grave misconduct or wilful default or wilful neglect in the discharge of his duties hereunder (and to the extent that such breach is capable of remedy shall fail to remedy such breach within fourteen (14) days after written notice given by the Board);

(c)	be guilty of conduct tending to bring himself or any member of the Group into disrepute;

(d)	without prejudice to the generality of (b) above be proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity, after the date hereof, whether or not in connection with the affairs of the Group;

(e)	becomes bankrupt or has a receiving order made against him or suspend payment of his debts or compound with his creditors generally;

(f)	becomes a lunatic or of unsound mind;

(g)	becomes permanently incapacitated by illness or other like causes so as to prevent the Executive from performing his duties and obligations thereafter;

(h)	be prohibited by law from fulfilling his duties hereunder;

(i)	be convicted of any criminal offence (other than traffic offence or an offence which in the reasonable opinion of the Board does not affect his position as the [title] of the Group);

(j)	be convicted of any offence which in the reasonable opinion of the Board shall seriously prejudice the performance of his duties hereunder or be identified as an insider trader under any statutory enactment or regulations relating to insider trading in force from time to time;

(k)	without cause refuse to carry out any reasonable and lawful order given to him by the Board during the term of his employment hereunder or persistently fails to attend to his duties hereunder; or

(l)	improperly divulge to any unauthorised person any business secret of the Business, organisation or clientele of the Company and/or any member of the Group.

9.4	In the event of termination of the Executive’s employment hereunder, the Executive shall not be entitled to claim any other compensation whatsoever from the Company in respect of such termination except where the Board otherwise agrees or as expressly provided for in this Agreement or it is entitled under law.

9.5	In the event of termination of the Executive’s employment for whatever reason, the Executive shall:

(a)	forthwith resign as the [title] of the Group; and

(b)	transfer without payment to the Company or as the Company may direct any shares or property held by the Executive on behalf of any member of the Group; and

(c)	not at any time thereafter represent himself to be connected with the Group; and

(d)	subject to the provisions of Clauses 6 and 10.4, cease to be entitled to any benefits under this Agreement.

9.6	Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

9.7	The Executive shall not be employed by or provide services to any third party (whether paid or unpaid) during the period for which he is suspended pursuant to this Clause.

10.	EXECUTIVE’S WARRANTIES AND UNDERTAKINGS

10.1	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

10.2	The Executive shall not either during the continuance of his employment hereunder or for a period of 12 months after the termination of his employment divulge to any person whomsoever or to any body corporate or unincorporated, and shall use his best endeavours to prevent the unauthorised publication or disclosure of, any trade secret or any confidential information concerning the business or finances of any member of the Group or any of its dealings, transactions or affairs which may come to his knowledge during or in the course of his employment. Confidential information shall include, without limitation, lists or details of customers, suppliers, information relating to the working of any process of invention carried on or used by the Company or any member of the Group, information relating to research projects, prices, discounts, mark-ups, future business strategy, marketing and price-sensitive information.

10.3	Forthwith upon the termination of the employment of the Executive hereunder, and/or at any other time if the Company shall so request, the Executive shall deliver to the Company all documents (including books, records, document, papers, accounts, correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) credit cards, models or samples and other property concerning the business, finances or affairs of any member of the Group which belong to the Company and may then be in his possession or control. For the avoidance of doubt it is hereby declared that the property in all such documents as aforesaid shall at all times be vested in the relevant member of the Group.

10.4	The Executive shall not at any time during the continuance of his employment hereunder or for a period of 12 months thereafter in any country or place where any member of the Group carries on business or has during the 12 months up to and including the date of termination of the Executive’s employment hereunder carried on business (as the case may be), carry on or be employed, concerned or interested directly or indirectly whether as a shareholder, director, executive, partner, agent or otherwise and whether alone or jointly with others in any business carried on by any member of the Group during the continuance of the said employment in competition with any member of the Group (other than as a holder of not more than five percent (5%) of the issued shares or debentures of any company listed on any recognised stock exchange).

10.5	The Executive shall not at any time during the continuance of his employment hereunder or for a period of 12 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated in competition with any member of the Group, directly or indirectly, solicit or entice away from any member of the Group any person or body corporate or unincorporated who now is or at any time during the 12 months up to and including the date of the termination of the said employment may have become a customer or supplier or prospective customer or supplier of any member of the Group whether the Executive had personal contact or dealings during his said employment or otherwise.

10.6	The Executive shall not at any time during the continuance of his employment hereunder or for a period of 12 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or incorporate directly or indirectly solicit or entice away from any member of the Group or employ or otherwise engage any person who now is or at any time during the 12 months up to and including the date of the termination of the said employment was an employee of any member of the Group, whether the Executive had contact with such person during his said employment or otherwise.

10.7	The Executive hereby agrees that the restrictions in this Clause 10 are reasonable and necessary in all the circumstances for the protection of the business and interests of the Group and do not work harshly upon him. The restrictions in Clause 10.2 do not apply if it is authorised to do so by the Board, by a court of competent jurisdiction or by a stock exchange or other regulatory or supervisory body or laws, rules and regulations and (2) shall not prevent the Executive from using for his own or another’s benefit, any information which becomes available to the public other than by reason of a breach of the Executive of his obligations under this Agreement.

10.8	While the restrictions contained in this Clause 10 are considered by the parties hereto to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.9	So far as applicable, the Executive shall comply with and exercise his best endeavours to procure the Company’s compliance with the Listing Rules, including without limitation any applicable corporate governance rules or guidelines thereunder, the memorandum and articles of association of the Company, and all other applicable law, rules, regulations and guidelines and which are binding on or applicable to the Group or the Executive, including without limitation, the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 and any rules or regulations thereunder; provided always that, in relation to overseas dealings the Executive shall also comply in all material respects with all laws of the state and all regulations of the relevant stock exchange, market or dealing system in which such dealings take place.

10.10	The Executive shall, during the continuance of his employment hereunder, not demand or accept or permit any member of his family to demand or accept from third parties any gifts, benefits or advantages offered or given to the Executive or a member of his family by reason of his employment with the Company.

11.	WAIVER

11.1	Time is of the essence of this Agreement but no failure or delay on the part of either party to exercise any power, right, remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise of the remaining part thereof or the exercise of any other available power, right or remedy by that party.

11.2	The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

12.	MISCELLANEOUS

12.1	This Agreement shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) made between the Company or any other member of the Group and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.

12.2	The Executive hereby acknowledges that he has no claim of any kind against any company in the Group and without prejudice to the generality of the foregoing he further acknowledges that he has no claim for damages against any company in the Group for the termination of any previous service agreements, arrangements or undertakings for the sole purpose of entering into this Agreement.

12.3	The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

12.4	In the event of any variation of the remuneration payable to the Executive hereunder being made by consent of the parties hereto such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Executive hereunder shall continue subject in all respects to terms and conditions of this Agreement with such variation as aforesaid.

12.5	Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by seven (7) days’ prior written notice specified to the other party):

To the Company:	Address	:	Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Hong Kong

	Fax number	:	(852) 2587 7199

	Attention	:	Board of Directors

To the Executive:	Address	:	[___]

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, by post, two (2) Business Days after the date of posting, or by recorded delivery, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

12.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.7	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

13.	ACKNOWLEDGEMENT

The Executive hereby acknowledges that Sidley Austin only acts for the Company in connection with this Agreement and the Executive has been duly advised to seek independent legal advice and to obtain separate legal representation.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
GUSHAN ENVIRONMENTAL ENERGY	)
LIMITED	)
in the presence of:	)
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Signature of witness	)
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Name of witness (block letters))

SIGNED by [•]	)
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in the presence of:	)
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Signature of witness	)
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Name of witness (block letters))